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                        Securities and Exchange Commission
                              Washington, D.C. 20549
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                            Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            American Express Company
                (Name of Registrant as Specified In Its Charter)

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       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

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                        DESK DROP DELIVERY TO ALL
                        AMERICAN EXPRESS EMPLOYEES
                        IN THE UNITED STATES






DATE:       March 31, 1997

TO:         Incentive Savings Plan (ISP) Participants

FROM:       American Express Trust Company

RE:         Proxy card correction


Recently you received or will be receiving, at your home, the 1996 Annual Report for American Express Company, the Notice of Annual Meeting to Shareholders, and a proxy card with a return envelope.

Due to a processing error, the number of the Incentive Savings Plan (ISP) shares shown on the proxy card is incorrect. The correct number of shares may be determined by moving the decimal point one place to the right. For example, if your proxy card states that you have 24.257 shares in the ISP, you actually have
242.57 shares eligible to be voted. You will not receive a new proxy card showing the correct shares and you will not receive an additional proxy card.

Be assured that the shares for the ISP plan will be voted based on the ACTUAL number of shares held on your behalf within the ISP. The transfer agent tabulating your shares is aware of this discrepancy and we have communicated to the agent the correct number of shares for each participant in the plan.

Regular full- and part-time employees who have completed one year of service are eligible to participate in the ISP. All ISP participants own shares of American Express Company common stock through Company Stock Contributions, which are automatically invested in the AMEX Stock Fund option in the ISP. American Express urges you, as a shareholder/owner of the company, to exercise your right to vote your shares.

We apologize for any inconvenience this discrepancy may have caused.